EXHIBIT 99.1

Johnson Outdoors Reports Fiscal 2022 Results

RACINE, Wis., Dec. 09, 2022 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced slightly lower sales and decreased earnings for the fiscal year ending September 30, 2022.   Fiscal 2022 sales fell 1 percent compared to the previous record-high fiscal year, while operating profit decreased 40 percent and net income fell 47 percent over the prior fiscal year.

“While fiscal 2022 sales remained relatively flat compared to fiscal 2021, which was one of our strongest fiscal years, the challenging supply chain situation, primarily in our Fishing business, resulted in significant impact to our profitability. The fiscal fourth quarter showed some easing of supply availability, and we continue to focus on evaluating options to address increased costs and the efficiency of our supply chain. We ended the fiscal year with strong orders, and we continue to replenish customer inventory levels,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “While it’s unclear the extent to which economic conditions and inflation may affect consumer buying behavior in the future, we remain focused on sustaining innovation leadership and building value for our consumers for the long-term.”

FISCAL 2022 HIGHLIGHTS

  Continued strong orders in all business segments
  Awards for new product innovation
  Debt-free balance sheet
  Increased quarterly dividend to shareholders

FISCAL 2022 RESULTS
Total Company revenue fell 1 percent to $743.4 million versus fiscal 2021 revenue of $751.7 million. Key factors in the year-over-year comparison were:

  In Fishing, despite continued strong demand, revenue declined by 5 percent driven primarily by ongoing supply chain disruptions that slowed our ability to complete and ship finished goods
  Camping grew 12 percent due to higher sales in both Jetboil® and Eureka® product categories
  Watercraft Recreation sales increased 2 percent due to continued high demand for the Sportsman line
  Diving sales rose 14 percent from the prior fiscal year, as several regions of the world reopened and tourism increased

Total Company operating profit was $66.3 million in fiscal 2022, which compared unfavorably to operating profit of $111.3 million in the prior fiscal year. As a result of significant increases in materials costs, gross margin was 36.5 percent in fiscal 2022 compared to 44.5 percent in fiscal 2021. Operating expenses decreased $17.8 million versus the prior year due largely to lower variable and deferred compensation expense incurred in fiscal 2022 as compared to the prior fiscal year. Profit before income taxes was $58.9 million versus $112.9 million in the prior year.

Net income for the fiscal year was $44.5 million, or $4.37 per diluted share, a 47 percent decline versus $83.4 million, or $8.21 per diluted share, in the last fiscal year. The effective tax rate was 24.4 percent compared to the previous fiscal year’s rate of 26.2 percent.

FOURTH QUARTER RESULTS
Total Company net sales in the fiscal fourth quarter were $196.4 million, an 18 percent increase from the prior fiscal year fourth quarter’s sales, as supply availability in our Fishing business started to improve. Operating profit of $13.3 million in the current year fourth quarter declined slightly from $13.6 million in the prior year fourth quarter. Gross margin declined 6 points from the prior year quarter due primarily to increased material costs and inventory reserves. Operating expenses remained consistent year over year despite higher sales volumes due in large part to lower warranty and bad debt expenses. Additionally, deferred compensation expense declined by $1.2 million due to losses on plan assets, which was entirely offset in Other Expense. Profit before income taxes improved from $10.5 million to $11.8 million in the current fiscal year fourth quarter. Net income for the fourth quarter was $9.7 million compared to $6.9 million in the fiscal 2021 fourth quarter.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $129.8 million as of September 30, 2022, a $110.6 million decrease from the prior year, with no debt on its balance sheet. Depreciation and amortization were $14.2 million compared to $13.4 million in fiscal 2021. Capital spending totaled $31.7 million in fiscal 2022 compared with $21.4 million in fiscal 2021. In September 2022, the Company’s Board of Directors approved a 3 percent increase in the quarterly cash dividend to shareholders of record as of October 13, 2022, which was payable on October 27, 2022.

“Heading into fiscal 2023, we remain focused on closely monitoring demand and proactively managing higher-than-normal inventory levels. While we have seen improvement in the supply chain for raw materials and purchased components, we do expect some supply chain constraints to periodically occur during fiscal 2023 and for our margins to continue to be impacted by inflationary pricing conditions,” said David W. Johnson, Chief Financial Officer. “Our balance sheet and healthy cash position continue to provide us with the flexibility and resources necessary to invest in strategic opportunities to strengthen the business, while consistently paying dividends to shareholders.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, December 9, 2022. A live listen-only web cast of the conference call may be accessed here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.   Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.   Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K to be filed with the Securities and Exchange Commission on December 9, 2022, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components, or the demand for those same raw materials and components by third parties, necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.   The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating results	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
Net sales	$196,389	$166,260	$743,355	$751,651
Cost of sales	127,782	97,930	472,023	417,526
Gross profit	68,607	68,330	271,332	334,125
Operating expenses	55,285	54,739	205,022	222,842
Operating profit:	13,322	13,591	66,310	111,283
Interest income, net	(432)	(85)	(654)	(221)
Other expense (income), net	1,909	3,149	8,076	(1,418)
Profit before income taxes	11,845	10,527	58,888	112,922
Income tax expense	2,192	3,601	14,397	29,541
Net income	$9,653	$6,926	$44,491	$83,381
Weighted average common shares outstanding - Dilutive	10,166	10,139	10,151	10,120
Net income per common share - Diluted	$0.95	$0.68	$4.37	$8.21

Segment Results
Net sales:
Fishing	$152,338	$110,637	$526,582	$553,000
Camping	13,575	18,726	70,355	62,921
Watercraft Recreation	8,459	16,509	67,940	66,603
Diving	21,988	20,466	78,874	69,447
Other / Eliminations	29	(78)	(396)	(320)
Total	$196,389	$166,260	$743,355	$751,651
Operating profit (loss):
Fishing	$21,267	$14,937	$65,433	$122,490
Camping	548	3,950	13,415	14,025
Watercraft Recreation	(1,415)	1,844	6,173	9,173
Diving	631	1,146	4,705	1,530
Other / Eliminations	(7,709)	(8,286)	(23,416)	(35,935)
Total	$13,322	$13,591	$66,310	$111,283

Balance Sheet Information(End of Period)
Cash and cash equivalents			$129,803	$240,448
Accounts receivable, net			91,919	71,321
Inventories, net			248,649	166,615
Total current assets			480,316	491,264
Total assets			679,931	674,287
Total current liabilities			114,713	137,570
Shareholders’ equity			488,014	458,505

JohnsonOutdoorsInc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Marketing Services & Global Communications
262-631-6600	262-631-6600